EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Eagle Rock Energy Partners, L.P.
Houston, TX
We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-8 (File No. 333-139612) of Eagle Rock Energy Partners, L.P., of our report dated October 8, 2007, relating to the combined financial statements of Escambia Asset Co. LLC and Escambia Operating Co. LLC as of March 31, 2007 and December 31, 2006 and for the three-month period ended March 31, 2007 and the period from inception (May 5, 2006) through December 31, 2006, appearing in the current report on Form 8-K/A filed by Eagle Rock Energy Partners, L.P. on October 11, 2007. Our opinion included an explanatory paragraph regarding the correction of errors.
/s/ BDO Seidman, LLP
Houston, Texas
October 8, 2007